Exhibit 99.1

For Immediate Release	Contacts:	News Media	Securities Analysts
		Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Dianne Douglas 310-252-2703 Dianne.Douglas@mattel.com

MATTEL ANNOUNCES ADDITIONAL $500 MILLION SHARE REPURCHASE

AUTHORIZATION; INCREASE IN 2010 ANNUAL DIVIDEND AND

SWITCH FROM ANNUAL TO QUARTERLY DIVIDEND BEGINNING IN 2011

EL SEGUNDO, Calif., November 15, 2010—Mattel, Inc. (NASDAQ:MAT) announced today that the Mattel Board of Directors has authorized the company to increase its previously announced share repurchase program by an additional $500 million. Repurchases will take place from time to time, depending on market conditions.

The share repurchase program is one component of the company’s capital and investment framework, which was announced in February 2003. Under this program, Mattel has repurchased about 117 million shares of common stock for an aggregate of approximately $2.3 billion.

Additionally, the company announced today that the Mattel Board of Directors has approved the company’s common stock annual dividend for 2010 of eighty-three cents per share, an increase over the seventy-five cent annual dividend paid in 2009. The dividend for 2010 is payable on December 16, 2010, to stockholders of record on December 3, 2010.

Mattel’s Board of Directors also has determined to switch from paying dividends to stockholders on an annual basis to a quarterly basis commencing in fiscal year 2011. Quarterly dividends are expected to be announced at the same time Mattel announces quarterly results.

“The increased annual dividend for 2010 and increase in Mattel’s share repurchase program demonstrates the Mattel Board of Directors’ commitment to returning excess funds to stockholders,” said Robert A. Eckert, chairman and chief executive officer of Mattel.”

About Mattel

Mattel, Inc., (NASDAQ: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco R/C®, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2010, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the third year in a row, and was ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens.” Mattel also is recognized among the “World’s Most Ethical Companies.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 27,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are “Creating the Future of Play.”

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Note: This press release contains a forward-looking statement relating to the switch from annual to quarterly dividend payments commencing in 2011. This forward-looking statement is based on currently available operating, financial, economic and other information and is subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward looking statement. Some of these factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2010, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.